Exhibit 99.1

[ONEOK LOGO]	News

February 19, 2004	Analyst Contact:	Weldon Watson
918-588-7158
	Media Contact:	Andrea Chancellor
918-588-7570

Director elected to ONEOK Board

Tulsa, Okla. — James C. Day, Chairman of the Board and chief executive officer of Noble Corporation, was elected to the ONEOK, Inc. (NYSE:OKE) Board of Directors.

“Jim Day brings a wealth of knowledge to the ONEOK Board because of his experience at Noble, which is one of the largest offshore drilling companies worldwide,” said David Kyle, ONEOK chairman, president and chief executive officer. “We are pleased to have his talent and business background as part of the ONEOK Board.”

Prior to being named Noble’s Chairman of the Board and chief executive officer, Day was chief executive officer and president. He also has served in various other executive positions at Noble.

Day is active in many energy industry and professional organizations, including the International Association of Drilling Contractors and National Ocean Industries Association, and previously served both as Chairman.

In 2002 and 2003, he was honored by Institutional Investor magazine as the top-performing chief executive in the oil service and equipment sector.

He serves on the boards of Global Industries Ltd., Noble Energy, Sarkeys Energy Center at the University of Oklahoma, the Offshore Energy Center and the American Petroleum Institute. He also is a trustee of The Samuel Roberts Noble Foundation.

He is a member of the Independent Petroleum Association of America, the National Ocean Industries Association, the Society of Petroleum Engineers and the American Bureau of Shipping.

To obtain an electronic photo file of Day, visit the ONEOK Web site: www.oneok.com.

ONEOK, Inc., is a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent areas of the United States. The company’s energy marketing and trading operations provide service to customers in most states. The company is the largest natural gas distributor in Kansas and Oklahoma, and the third largest in Texas, operating as Kansas Gas Service, Oklahoma Natural Gas and Texas Gas Service, serving almost 2 million customers. ONEOK is a Fortune 500 company.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

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